Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933.  This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these Securities in any country or jurisdiction where such an offer would not be permitted.

Preliminary Pricing Supplement

Subject To Completion, dated May 18, 2026

(To Prospectus dated December 8, 2025,

Series A Prospectus Supplement dated December 8, 2025 and

Product Supplement No. WF-1 dated December 8, 2025)

BofA Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Bank of America Corporation

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

■Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF (each referred to as an “Underlying”)

■Unlike ordinary debt securities, the Securities do not repay a fixed amount of principal on the Maturity Date and are subject to potential automatic call prior to the Maturity Date upon the terms described below.  Whether the Securities are automatically called prior to the Maturity Date and, if they are not automatically called, whether you receive the principal amount of your Securities on the Maturity Date will depend, in each case, on the Fund Closing Price of the Lowest Performing Underlying on the relevant Call Date or the Final Calculation Day, as applicable.  The Lowest Performing Underlying on any Call Date and on the Final Calculation Day is the Underlying that has the lowest Fund Closing Price on that date as a percentage of its Starting Value

■Monthly Coupon.  The Securities will pay a Fixed Coupon Payment on a monthly basis until the earlier of the Maturity Date or automatic call. The Fixed Coupon Rate will be determined on the Pricing Date and will be at least 10.25% per annum■

■Automatic Call.  If the Fund Closing Price of the Lowest Performing Underlying on any of the monthly Call Dates beginning approximately six months after issuance is greater than or equal to its Starting Value, the Securities will be automatically called for the principal amount plus a final Fixed Coupon Payment

■Potential Loss of Principal.  If the Securities are not automatically called prior to the Maturity Date, you will receive the principal amount on the Maturity Date if, and only if, the Fund Closing Price of the Lowest Performing Underlying on the Final Calculation Day is greater than or equal to its Threshold Value.  If the Fund Closing Price of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, you will receive less than the principal amount of your Securities. In these circumstances, you will have 1-to-1 downside exposure to the decrease in the Fund Closing Price of the Lowest Performing Underlying in excess of the Buffer Amount of 20% and may lose up to 80% of the principal amount. The Threshold Value for each Underlying is equal to 80% of its Starting Value

■If the Securities are not automatically called prior to the Maturity Date, you will have 1-to-1 downside exposure to the Lowest Performing Underlying in excess of the Buffer Amount, but you will not participate in any appreciation of any Underlying and will not receive any dividends on shares of any Underlying or the securities held by or included in any Underlying

■If your Securities are not automatically called prior to the Maturity Date, the Maturity Payment Amount will depend solely on the performance of the Underlying that is the Lowest Performing Underlying on the Final Calculation Day.  You will not benefit in any way from the performance of the better performing Underlyings.  Therefore, the Maturity Payment Amount will be adversely affected if any Underlying performs poorly, even if the other Underlyings perform favorably

■All payments on the Securities are subject to the credit risk of BofA Finance LLC (“BofA Finance”), as issuer of the Securities, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Securities

■Securities will not be listed on any securities exchange

The initial estimated value of the Securities as of the Pricing Date is expected to be between $906.75 and $966.75 per Security, which is less than the public offering price listed below. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement and “Structuring the Securities” on page PS-38 of this pricing supplement for additional information.
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-9 herein and “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance
Per Security	$1,000.00	$23.25	$976.75
Total

(1)Wells Fargo Securities, LLC and BofA Securities, Inc. are the selling agents for the distribution of the Securities and are acting as principal. See “Terms of the Securities—Selling Agents” in this pricing supplement for further information.

(2)In addition, in respect of certain Securities sold in this offering, BofA Securities, Inc. or its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Terms of the Securities
Issuer:	BofA Finance LLC.
Guarantor:	BAC.
Underlyings:

The State Street® SPDR® S&P® Metals & Mining ETF (Bloomberg symbol: “XME”), the VanEck® Semiconductor ETF (Bloomberg symbol: “SMH”), the iShares® Silver Trust (Bloomberg symbol: “SLV”) and the VanEck® Gold Miners ETF (Bloomberg symbol: “GDX”), each an exchange-traded fund.

Pricing Date*:	May 29, 2026.
Issue Date*:	June 3, 2026.
Maturity Date*:

June 4, 2029, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”.  The Securities are not subject to repayment at the option of any holder of the Securities prior to the Maturity Date.

Denominations:	$1,000 and any integral multiple of $1,000. References in this pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Fixed Coupon Payment:

On each Fixed Coupon Payment Date, you will receive a Fixed Coupon Payment at a per annum rate equal to the Fixed Coupon Rate. Each “Fixed Coupon Payment” will be calculated per Security as follows: ($1,000 × Fixed Coupon Rate)/12. Each Fixed Coupon Payment will be rounded to the nearest cent, with one-half cent rounded upward.

Fixed Coupon Payment Dates:

Monthly, on the 3rd day of each month, commencing July 2026 to and including May 2029, and on the Maturity Date, unless automatically called, provided that if a Call Date is postponed as described below under “—Market Disruption Events and Postponement Provisions,” the Fixed Coupon Payment to be made on the Fixed Coupon Payment Date immediately following that originally scheduled Call Date will be made on the date that is three business days after that Call Date, as postponed. If any Fixed Coupon Payment is made on a day after the scheduled Fixed Coupon Payment Date, interest on that payment will not accrue during the period from and after the scheduled Fixed Coupon Payment Date.

Fixed Coupon Rate:	The “Fixed Coupon Rate” will be determined on the Pricing Date and will be at least 10.25% per annum (equal to at least 0.8542% per month).
Automatic Call:

If the Fund Closing Price of the Lowest Performing Underlying on any Call Date is greater than or equal to its Starting Value, the Securities will be automatically called, and on the related Call Settlement Date you will be entitled to receive a cash payment per Security in U.S. dollars equal to the principal amount per Security plus a final Fixed Coupon Payment.

If the Securities are automatically called, they will cease to be outstanding on the related Call Settlement Date and you will have no further rights under the Securities after such Call Settlement Date.  You will not receive any notice from us if the Securities are automatically called.

Call Dates*:

Monthly, on the third business day prior to each Fixed Coupon Payment Date scheduled to occur from December 2026 to May 2029, each subject to postponement as described below under “—Market Disruption Events and Postponement Provisions.”

Final Calculation Day*:	May 30, 2029, subject to postponement as described below under “—Market Disruption Events and Postponement Provisions.”
Call Settlement Date:	Three business days after the applicable Call Date (as each such Call Date may be postponed as described below in “—Market Disruption Events and Postponement Provisions”, if applicable).

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Maturity Payment Amount:

If the Securities are not automatically called prior to the Maturity Date, you will be entitled to receive on the Maturity Date a cash payment per Security in U.S. dollars equal to the Maturity Payment Amount (in addition to the final Fixed Coupon Payment). The “Maturity Payment Amount” per Security will equal:

•if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than or equal to its Threshold Value:
$1,000; or

•if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value:

$1,000 × (Performance Factor of the Lowest Performing Underlying on the Final Calculation Day + Buffer Amount)

If the Securities are not automatically called prior to the Maturity Date and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, you will have 1-to-1 downside exposure to the decrease in the value of the Lowest Performing Underlying in excess of the Buffer Amount and will lose some, and possibly up to 80%, of the principal amount of your Securities on the Maturity Date.

Any return on the Securities will be limited to the sum of your Fixed Coupon Payments.  You will not participate in any appreciation of any Underlying, but you will have 1-to-1 downside exposure to the decrease in the value of the Lowest Performing Underlying on the Final Calculation Day in excess of the Buffer Amount if the Ending Value of that Underlying is less than its Threshold Value.

Lowest Performing Underlying:	For any Call Date and for the Final Calculation Day, the “Lowest Performing Underlying” will be the Underlying with the lowest Performance Factor on that day.
Performance Factor:	With respect to an Underlying on any Call Date and on the Final Calculation Day, its Fund Closing Price on such date divided by its Starting Value (expressed as a percentage).
Fund Closing Price:

With respect to each Underlying, fund closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities — Certain Terms for Securities Linked to a Fund — Certain Definitions” in the accompanying product supplement.

Starting Value:

With respect to the State Street® SPDR® S&P® Metals & Mining ETF: $        , its Fund Closing Price on the Pricing Date.

With respect to the VanEck® Semiconductor ETF: $        , its Fund Closing Price on the Pricing Date.

With respect to the iShares® Silver Trust: $        , its Fund Closing Price on the Pricing Date.

With respect to the VanEck® Gold Miners ETF: $        , its Fund Closing Price on the Pricing Date.

Ending Value:	With respect to each Underlying, its Fund Closing Price on the Final Calculation Day.
Threshold Value:

With respect to the State Street® SPDR® S&P® Metals & Mining ETF: $        , which is equal to 80% of its Starting Value.

With respect to the VanEck® Semiconductor ETF: $       , which is equal to 80% of its Starting Value.

With respect to the iShares® Silver Trust: $       , which is equal to 80% of its Starting Value.

With respect to the VanEck® Gold Miners ETF: $       , which is equal to 80% of its Starting Value.

Buffer Amount:	20%

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Market Disruption Events and Postponement Provisions:

Each Call Date and the Final Calculation Day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the Maturity Date will be postponed if the Final Calculation Day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the Calculation Days, the Call Settlement Dates and the Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each Call Date and the Final Calculation Day is a “Calculation Day,” and each Fixed Coupon Payment Date, each Call Settlement Date and the Maturity Date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agents:

BofAS and Wells Fargo Securities, LLC (“WFS”).

Under our distribution agreement with BofAS, BofAS will purchase the Securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Securities to WFS at the public offering price of the Securities less a concession of up to $23.25 per Security. WFS will provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $17.50 per Security. In addition to the concession allowed to WFA, WFS may pay up to $0.75 per Security to WFA as a distribution expense fee for each Security sold by WFA.

In addition, in respect of certain Securities sold in this offering, BofAS or its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the Securities at any time up to the Issue Date or during the three-month period following the Issue Date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the public offering price of the Securities.  Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this three-month period.  If you hold the Securities through an account at WFS, WFA or any of their affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.  If you hold your Securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the Securities on your brokerage account statement may be different than if you held your Securities at WFS, WFA or any of their affiliates.

Material Tax Consequences:	For a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the Securities, see “U.S. Federal Income Tax Summary.”
CUSIP:	09711QFN8

* Subject to change

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Additional Information about BofA Finance, the Guarantor and the Securities

The terms and risks of the Securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent that it is different from that information. These documents can be accessed at the following links:

•Product Supplement No. WF-1 dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525311329/d51848d424b2.htm

•Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Securities are our senior debt securities.  Any payments on the Securities are fully and unconditionally guaranteed by BAC. The Securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The Securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Investor Considerations

The Securities are not appropriate for all investors. The Securities may be an appropriate investment for investors who:

¡seek an investment with fixed coupon payments at a rate of at least 10.25% per annum (to be determined on the Pricing Date) until the earlier of the Maturity Date or automatic call;

¡understand that if the Securities are not automatically called prior to maturity and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day has declined by more than the Buffer Amount, they will lose some, and possibly up to 80%, of the principal amount of their Securities at maturity;

¡desire to limit downside exposure to the Underlying through the Buffer Amount;

¡understand that the Securities may be automatically called prior to the Maturity Date and that the term of the Securities may be as short as approximately six months;

¡understand that if the Securities are not automatically called prior to maturity, the Maturity Payment Amount will depend solely on the performance of the Underlying that is the Lowest Performing Underlying on the Final Calculation Day and that they will not benefit in any way from the performance of the better performing Underlyings;

¡understand that the Securities are riskier than alternative investments linked to only one of the Underlyings or linked to a basket composed of each Underlying;

¡are willing to forgo participation in any appreciation of any Underlying and dividends on shares of the Underlyings and on the securities held by or included in the Underlyings; and

¡are willing to hold the Securities until maturity.

The Securities may not be an appropriate investment for investors who:

¡seek a liquid investment or are unable or unwilling to hold the Securities to maturity;

¡require full payment of the principal amount of the Securities at maturity;

¡   seek a security with a fixed term;

¡are unwilling to purchase Securities with an estimated value as of the Pricing Date that is lower than the public offering price and that may be as low as the lower estimated value set forth on the cover page;

¡are unwilling to accept the risk that, if the Securities are not automatically called prior to maturity, the Ending Value of the Lowest Performing Underlying on the Final Calculation Day may decrease by more than the Buffer Amount from its Starting Value to its Ending Value, in which case they will receive less, and possibly 80% less, than the principal amount per Security at maturity;

¡seek exposure to the upside performance of any or each Underlying;

¡seek exposure to a basket composed of each Underlying or a similar investment in which the Maturity Payment Amount is based on a blend of the performances of the Underlyings, rather than solely on the Lowest Performing Underlying;

¡are unwilling to accept the risk of exposure to the Underlyings;

¡are unwilling to accept the credit risk of BofA Finance, as issuer, and BAC, as guarantor, to obtain exposure to the Underlyings generally, or to obtain exposure to the Underlyings that the Securities provide specifically; or

¡prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully “Selected Risk Considerations” herein and “Risk Factors” in each of the accompanying product supplement, prospectus supplement and prospectus for risks related to an investment in the Securities. For more information about the Underlyings, please see the sections titled “The State Street® SPDR® S&P® Metals & Mining ETF”, “The VanEck® Semiconductor ETF”, “The iShares® Silver Trust” and “The VanEck® Gold Miners ETF” below.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Determining Payment at Maturity

If the Securities have not been automatically called prior to the Maturity Date, then at maturity you will receive (in addition to the final Fixed Coupon Payment) a cash payment per Security (the Maturity Payment Amount) calculated as follows:

Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day. The Lowest Performing Underlying on the Final Calculation Day is the Underlying with the lowest Performance Factor on the Final Calculation Day.  The Performance Factor of an Underlying on the Final Calculation Day is its Ending Value as a percentage of its Starting Value (i.e., its Ending Value divided by its Starting Value).

Step 2: Calculate the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day, as follows:

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Hypothetical Payout Profile

The following profile illustrates the potential Maturity Payment Amount on the Securities (excluding the final Fixed Coupon Payment) for a range of hypothetical performances of the Lowest Performing Underlying on the Final Calculation Day from its Starting Value to its Ending Value, assuming the Securities have not been automatically called prior to the Maturity Date. As this profile illustrates, in no event will you have a positive rate of return based solely on the Maturity Payment Amount received at maturity; any positive return will be based solely on the Fixed Coupon Payments received during the term of the Securities. This graph has been prepared for purposes of illustration only. Your actual Maturity Payment Amount will depend on the actual Ending Value of the Lowest Performing Underlying on the Final Calculation Day and whether you hold your Securities to the Maturity Date.  The performance of the better performing Underlyings is not relevant to the Maturity Payment Amount.

Hypothetical Security Return
Hypothetical Return of the Least Performing Underlying
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return
20% Buffer
Return of the Underlying at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Value of the Least Performimg Underlier from Pricing Date to Applicable Call Date

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Selected Risk Considerations

The Securities have complex features and investing in the Securities will involve risks not associated with an investment in conventional debt securities. Your decision to purchase the Securities should be made only after carefully considering the risks of an investment in the Securities, including those discussed below, with your advisors in light of your particular circumstances. The Securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the Securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Securities in the “Risk Factors” sections beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.

Structure-related Risks

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Securities at maturity. If the Securities are not automatically called prior to maturity and the Ending Value of any Underlying is less than its Threshold Value, at maturity you will lose 1% of the principal amount for each 1% that the Ending Value of the Lowest Performing Underlying is less than its Threshold Value. In that case, you will lose some or a significant portion of your investment in the Securities.

Your return on the Securities is limited to the return represented by the Fixed Coupon Payments over the term of the Securities. Your return on the Securities is limited to the Fixed Coupon Payments paid over the term of the Securities, regardless of the extent to which the Fund Closing Price of any Underlying on any Call Date or the Ending Value of any Underlying exceeds its Starting Value. Similarly, the amount payable at maturity or upon an automatic call will never exceed the sum of the principal amount and the applicable Fixed Coupon Payment, regardless of the extent to which the Fund Closing Price of any Underlying on any Call Date or the Final Calculation Day exceeds its Starting Value. In contrast, a direct investment in one or more of the Underlyings or the securities held by or included in one or more of the Underlyings, as applicable, would allow you to receive the benefit of any appreciation in their values. Thus, any return on the Securities will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them.

The Securities are subject to a potential automatic call, which would limit your ability to receive the Fixed Coupon Payments over the full term of the Securities. The Securities are subject to a potential automatic call. Beginning in November 2026, the Securities will be automatically called if, on any Call Date prior to the Final Calculation Day, the Fund Closing Price of the Lowest Performing Underlying is greater than or equal to its Starting Value. If the Securities are automatically called prior to the Maturity Date, you will be entitled to receive the principal amount and the Fixed Coupon Payment with respect to the applicable Call Date, and no further amounts will be payable with respect to the Securities. In this case, you will lose the opportunity to continue to receive Fixed Coupon Payments after the date of the automatic call. If the Securities are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Securities.

Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may lose a significant portion of your principal amount even if the Fund Closing Price of one Underlying is always greater than or equal to its Threshold Value. Your Securities are linked to the lowest performing of the Underlyings, and a change in the value of one Underlying may not correlate with changes in the value of the other Underlying(s).  The Securities are not linked to a basket composed of the Underlyings, where the depreciation in the value of one Underlying could be offset to some extent by the appreciation in the value of the other Underlying(s).  In the case of the Securities, the individual performance of each Underlying would not be combined, and the depreciation in the value of one Underlying would not be offset by any appreciation in the value of the other Underlying(s).  Even if the Ending Value of an Underlying is at or above its Threshold Value, you will lose a portion of your principal if the Ending Value of the Lowest Performing Underlying is below its Threshold Value.

Higher Fixed Coupon Rates are associated with greater risk. The Securities offer Fixed Coupon Payments at a higher rate than the rate we would pay on conventional debt securities of the same maturity. These higher Fixed Coupon Payments are associated with greater levels of expected risk as of the Pricing Date as compared to conventional debt securities, including the risk that you may lose some or a substantial portion of the principal amount per Security at maturity. The volatility of the Underlyings and the correlation among the Underlyings are important factors affecting this risk.  Volatility is a measurement of the size and frequency of daily fluctuations in the value of an Underlying, typically observed over a specified period of time.  Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market.  Correlation is a measurement of the extent to which the values of the Underlyings tend to fluctuate at the same time, in the same direction and in similar magnitudes.  Greater expected volatility of the Underlyings or lower expected correlation among the Underlyings as of the Pricing Date may result in a higher Fixed Coupon Rate, but it also represents a greater expected likelihood as of the Pricing Date that the Fund Closing Price of at least one Underlying will be less than its Threshold Value on the Final Calculation Day such that you will lose a substantial portion of the principal amount per Security at maturity. In general, the higher the Fixed Coupon Rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will lose a substantial portion of the principal amount per Security at maturity.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Securities may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Securities, the Fixed Coupon Payment may be less than the yield on a conventional debt security of comparable maturity.

The Fixed Coupon Payment, payment upon automatic call or Maturity Payment Amount, as applicable, will not reflect the values of the Underlyings other than on the Call Dates or the Final Calculation Day. The values of the Underlyings during the term of the Securities other than on the Call Dates or the Final Calculation Day will not affect payments on the Securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Securities, as the performance of the Underlyings may influence the market value of the Securities. The calculation agent will determine whether each Fixed Coupon Payment is payable and will calculate the payment upon an automatic call or the Maturity Payment Amount, as applicable, by comparing only the Starting Value or the Threshold Value, as applicable, to the Fund Closing Price on the applicable Call Date or the Ending Value for each Underlying. No other values of the Underlyings will be taken into account. As a result, if the Securities are not automatically called prior to maturity, and the Ending Value of the Lowest Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the value of each Underlying was always above its Threshold Value prior to the Final Calculation Day.

A Fixed Coupon Payment Date, a Call Settlement Date and the Maturity Date may be postponed if a Call Date or the Final Calculation Day is postponed. A Call Date or the Final Calculation Day with respect to an Underlying will be postponed if the applicable originally scheduled Call Date or Final Calculation Day is not a trading day with respect to any Underlying or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to that Underlying on that Call Date or Final Calculation Day. If such a postponement occurs with respect to a Call Date other than the Final Calculation Day, then the Fixed Coupon Payment Date immediately following such Call Date or Call Settlement Date, as applicable, will be postponed. If such a postponement occurs with respect to the Final Calculation Day, the Maturity Date will be the later of (i) the initial Maturity Date and (ii) three business days after the last Final Calculation Day as postponed.

Any payment on the Securities is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Securities. The Securities are our unsecured senior debt securities. Any payment on the Securities will be fully and unconditionally guaranteed by the Guarantor. The Securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any Fixed Coupon Payments, the payment upon an automatic call or the Maturity Payment Amount at maturity, as applicable, will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Securities on the applicable Fixed Coupon Payment Date, Call Settlement Date or the Maturity Date, regardless of the Fund Closing Price of the Lowest Performing Underlying as compared to its Starting Value or Threshold Value. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the Pricing Date of the Securities. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Securities.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations.  Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Securities may adversely affect the market value of the Securities.  However, because your return on the Securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the values of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Securities.

We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Securities in the ordinary course. Therefore, our ability to make payments on the Securities may be limited.

Valuation- and Market-related Risks

The public offering price you pay for the Securities will exceed their initial estimated value. The range of initial estimated values of the Securities that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the Pricing Date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the values of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Securities" below. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time. The value of your Securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

We cannot assure you that a trading market for your Securities will ever develop or be maintained. We will not list the Securities on any securities exchange. We cannot predict how the Securities will trade in any secondary market or whether that market will be liquid or illiquid.

The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the Securities: values of the Underlyings at such time; volatility of the Underlyings; economic and other conditions generally; interest rates; dividend yields; exchange rate movements and volatility; our and the Guarantor’s financial condition and creditworthiness; and time to maturity.

Conflict-related Risks

Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Securities and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may buy or sell shares of the Underlyings or the securities held by or included in any of the Underlyings, as applicable, or futures or options contracts on the Underlyings or those securities, or other listed or over-the-counter derivative instruments linked to the Underlyings or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may from time to time own shares of the Underlyings or the securities held by or included in the Underlyings, as applicable, except to the extent that BAC’s or Wells Fargo & Company’s (the parent company of WFS) common stock may be included in the Underlyings, as applicable, we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, or WFS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Securities. These transactions may present a conflict of interest between your interest in the Securities and the interests we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the values of the Underlyings in a manner that could be adverse to your investment in the Securities. On or before the Pricing Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and WFS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Securities), may adversely affect the values of the Underlyings. Consequently, the values of the Underlyings may change subsequent to the Pricing Date, which may adversely affect the market value of the Securities.

We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, also expect to engage in hedging activities that could adversely affect the values of the Underlyings on the Pricing Date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Securities prior to maturity, and may adversely affect the amounts to be paid on the Securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may purchase or otherwise acquire a long or short position in the Securities, the Underlyings or the securities represented by the Underlyings and may hold or resell the Securities, the Underlyings or the securities represented by the Underlyings.  For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the values of the Underlyings, the market value of your Securities prior to maturity or the amounts payable, if any, on the Securities.

If WFS, BofAS or an affiliate of either selling agent participating as a dealer in the distribution of the Securities conducts hedging activities for us in connection with the Securities, such selling agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the Securities to you. This additional projected profit may create a further incentive for the selling agents or participating dealers to sell the Securities to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Securities and, as such, will make a variety of determinations relating to the Securities, including the amounts that will be paid on the Securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Underlying-related Risks

Any payments on the Securities and whether the Securities will be automatically called will depend upon the performance of the Underlyings, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.

●Risks associated with an applicable fund underlying index will affect the value of that Underlying and hence the value of the Securities.

●Changes that affect an Underlying or its respective fund underlying index may adversely affect the value of the Securities and any payments on the Securities.

●We cannot control actions by any of the unaffiliated companies whose securities are included in an Underlying or its respective fund underlying index.

●We and our affiliates have no affiliation with any fund sponsor or fund underlying index sponsor and have not independently verified its public disclosure of information.

●There are risks associated with funds.

Adverse conditions in the metals and mining sector may reduce your return on the Securities. All of the stocks held by the XME are issued by companies whose primary lines of business are directly associated with the metals and mining sector. Metals and mining companies can be significantly affected by events relating to international political and economic developments, energy conservation, the success of exploration projects, commodity prices, and tax and other government regulations. Investments in metals and mining companies may be speculative and may be subject to greater price volatility than investments in other types of companies. Risks of metals and mining investments include: changes in international monetary policies or economic and political conditions that can affect the supply of precious metals and consequently the value of metals and mining company investments; the United States or foreign governments may pass laws or regulations limiting metals investments for strategic or other policy reasons; and increased environmental or labor costs may depress the value of metals and mining investments. Any adverse developments affecting the metals and mining sector could adversely affect the price of the XME and, in turn, the value of the Securities.

The stocks held by the XME are concentrated in one sector. The XME holds securities issued by companies in the metals and mining sector. As a result, some of the stocks that will determine the performance of the Securities are concentrated in one sector. Although an investment in the Securities will not give holders any ownership or other direct interests in the securities held by the XME, the return on an investment in the Securities will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Adverse conditions in the semiconductor production and equipment sector may reduce your return on the Securities. All or substantially all of the stocks held by the SMH are issued by companies whose primary line of business is directly associated with the semiconductor production and equipment sector. The SMH is subject to the risk that companies that are in the semiconductor production and equipment sector may be similarly affected by particular economic or market events. As product cycles shorten and manufacturing capacity increases, these companies may become increasingly subject to aggressive pricing, which hampers profitability. Semiconductor companies are vulnerable to wide fluctuations in securities prices due to rapid product obsolescence. Many semiconductor companies may not successfully introduce new products, develop and maintain a loyal customer base or achieve general market acceptance for their products, and failure to do so could have a material adverse effect on their business, results of operations and financial condition. Reduced demand for end-user products, underutilization of manufacturing capacity, and other factors could adversely impact the operating results of companies in the semiconductor production and equipment sector. Semiconductor companies typically face high capital costs and such companies may need additional financing, which may be difficult to obtain. They also may be subject to risks relating to research and development costs and the availability and price of components. Moreover, they may be heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. Some of the companies involved in the semiconductor production and equipment sector are also engaged in other lines of business unrelated to the semiconductor business, and they may experience problems with these lines of business, which could adversely affect their operating results. The international operations of many semiconductor companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations, tariffs and trade disputes, competition from subsidized foreign competitors with lower production costs and other risks inherent to international business. The semiconductor production and equipment sector is highly cyclical, which may cause the operating results of many semiconductor companies to vary significantly. Companies in the semiconductor production and equipment sector also may be subject to competition from new market entrants. The stock prices of companies in the semiconductor production and equipment sector have been and will likely continue to be extremely volatile compared to the overall market. These factors could affect the semiconductor production and equipment sector and could affect the value of the equity securities held by the SMH and the price of the SMH during the term of the Securities, which may adversely affect the value of your Securities.

The stocks held by the SMH are concentrated in one sector. The SMH holds securities issued by companies in the semiconductor production and equipment sector. As a result, some of the stocks that will determine the performance of the Securities are concentrated in one sector. Although an investment in the Securities will not give holders any ownership or other direct interests in

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

the securities held by the SMH, the return on an investment in the Securities will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

The Securities are subject to risks associated with silver.  The SLV seeks to reflect generally the performance of the price of silver, less the SLV’s expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, increases in silver hedging activity by silver producers, significant changes in attitude by speculators and investors in silver, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

There are risks associated with commodities trading on the London Bullion Market Association. The investment objective of the SLV is to reflect generally the price of silver before the payment of its expenses and liabilities. The price of silver is determined by the London Bullion Market Association (the “LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA silver price as a global benchmark for the value of silver may be adversely affected. The LBMA is a principals’ market that operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA that would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA silver price, which could adversely affect the value of the Securities. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA silver price. All of these factors could adversely affect the price of the SLV and, therefore, the return on the Securities.

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The SLV is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The SLV’s underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the Securities carry greater risk and may be more volatile than securities linked to the prices of more commodities or a broad-based commodity index.

The SLV is not an investment company or commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act of 1936, as amended.  Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

The performance of the SLV may not correlate with the performance of its underlying commodity as well as the NAV per share of the SLV, especially during periods of market volatility. The SLV does not fully replicate the performance of its underlying commodity, which is silver, due to the fees and expenses charged by the SLV or by restrictions on access to its underlying commodity due to other circumstances. The SLV does not generate any income, and as the SLV regularly sells its underlying commodity to pay for ongoing expenses, the amount of its underlying commodity represented by each share gradually declines over time. The SLV sells its underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its underlying commodity. The sale by the SLV of its underlying commodity to pay expenses at a time of low prices for its underlying commodity could adversely affect the value of the Securities. Additionally, there is a risk that part or all of the SLV’s holdings in its underlying commodity could be lost, damaged or stolen. Access to the SLV’s underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the SLV and its underlying commodity. In addition, because the shares of the SLV are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the SLV may differ from the NAV per share of the SLV. During periods of market volatility, the SLV’s underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the NAV per share of the SLV and the liquidity of the SLV may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the SLV. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the SLV. As a result, under these circumstances, the market value of shares of the SLV may vary substantially from the NAV per share of the SLV. For all of the foregoing reasons, the performance of the SLV may not correlate with the

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

performance of its underlying commodity as well as the NAV per share of the SLV, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce any payment on the Securities.

An investment in the Securities is subject to risks associated with investing in stocks in the gold and silver mining industries. All or substantially all of the equity securities held by the GDX are issued by companies whose primary line of business is directly associated with the gold and/or silver mining industries. As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers. Investments related to gold and silver are considered speculative and are affected by a variety of factors. Competitive pressures may have a significant effect on the financial condition of gold and silver mining companies. Also, gold and silver mining companies are highly dependent on the price of gold and silver bullion, respectively, and may be adversely affected by a variety of worldwide economic, financial and political factors. The price of gold has fluctuated in recent years and may continue to fluctuate substantially over short periods of time so the trading price of the shares of the GDX may be more volatile than other types of investments. Fluctuation in the prices of gold and silver may be due to a number of factors, including changes in inflation and changes in industrial and commercial demand for metals. Additionally, increased environmental or labor costs may depress the value of metal investments. In times of significant inflation or great economic uncertainty, gold, silver and other precious metals may outperform traditional investments such as bonds and stocks. However, in times of stable economic growth, traditional equity and debt investments could offer greater appreciation potential and the value of gold, silver and other precious metals may be adversely affected, which could in turn affect the GDX’s returns. If a natural disaster or other event with a significant economic impact occurs in a region where the companies in which the GDX invests operate, that disaster or event could negatively affect the profitability of these companies and, in turn, the GDX’s investment in them. These factors could affect the gold and silver mining industries and could affect the value of the equity securities held by the GDX and the price of the GDX during the term of the Securities, which may adversely affect the value of your Securities.

In addition, the GDX is classified as “non-diversified” under the Investment Company Act of 1940, as amended. A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of issuers. As a result, the GDX may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

An investment in the Securities is subject to risks associated with foreign securities markets, including emerging markets. Some of the securities held by the GDX are issued by foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

In addition, the GDX may include companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The securities included in the GDX may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the Closing Price of the GDX which could, in turn, adversely affect the value of the Securities.

The Securities are subject to foreign currency exchange rate risk. The GDX holds securities traded outside of the United States. Its share price will fluctuate based upon its net asset value (“NAV”), which will in turn depend in part upon changes in the value of the currencies in which the securities held by the GDX are traded. Accordingly, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities held by the GDX are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the NAV of the GDX will be adversely affected and the price of the GDX may decrease.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

The stocks held by the GDX are concentrated in one sector. The GDX holds securities issued by companies in the gold miners sector. As a result, some of the stocks that will determine the performance of the Securities are concentrated in one sector. Although an investment in the Securities will not give holders any ownership or other direct interests in the securities held by the GDX, the return on an investment in the Securities will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

The GDX recently changed the index it tracks. Previously, the GDX tracked the NYSE® Arca Gold Miners Index®, but, after the close of trading on September 19, 2025, the GDX began tracking the MarketVector Global Gold Miners Index. Any historical information about the performance of the GDX for any period before the close of trading on September 19, 2025 will be during a period in which the GDX tracked a different index, and therefore should not be considered information relevant to how the GDX will perform as it tracks the MarketVector Global Gold Miners Index. In addition, there can be no assurance that the GDX will not further change the underlying index it tracks in the future.

The MarketVector Global Gold Miners Index, which is the GDX’s underlying index, has a limited operating history. The MarketVector Global Gold Miners Index, which is the GDX’s underlying index, was launched on June 3, 2025. Because the MarketVector Global Gold Miners Index has no live closing level history prior to that date, limited live historical closing level information will be available for you to consider in making an independent investigation of the MarketVector Global Gold Miners Index’s performance and therefore the GDX’s performance, which may make it difficult for you to make an informed decision with respect to your Securities. As a result, the return on your Securities may involve greater risk than those that are linked to ETFs tracking underlying indices with a more established record of performance.

The performance of an Underlying may not correlate with the performance of its underlying index as well as the net asset value per share or unit of the Underlying, especially during periods of market volatility. The performance of an Underlying and that of its underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of an Underlying may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the Underlying not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Underlying, differences in trading hours between the Underlying (or the underlying assets held by the Underlying) and its underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of each Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of an Underlying may differ from its net asset value per share or unit; shares or units of the Underlying may trade at, above, or below its net asset value per share or unit. During periods of market volatility, securities held by an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share or unit of the Underlying and the liquidity of the Underlying may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the Underlying. As a result, under these circumstances, the market value of shares or units of the Underlying may vary substantially from the net asset value per share or unit of the Underlying.

The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of an Underlying and other terms of the Securities to reflect certain actions by an Underlying, as described in the section “Description of the Notes-Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect an Underlying and will have broad discretion to determine whether and to what extent an adjustment is required.

The publisher or the sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its prices, and the publisher or the sponsor or investment advisor has no obligation to consider your interests. The publisher or the sponsor or investment advisor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its price. Any of these actions could adversely affect the value of your Securities.

Tax-related Risks

The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.  See “U.S. Federal Income Tax Summary” below and “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Hypothetical Returns

If the Securities are automatically called:

If the Securities are automatically called prior to the Maturity Date, you will receive the principal amount of your Securities plus a final Fixed Coupon Payment on the applicable Call Settlement Date. In the event the Securities are automatically called, your total return on the Securities will equal any Fixed Coupon Payments received prior to the Call Settlement Date and the Fixed Coupon Payment received on the Call Settlement Date.

If the Securities are not automatically called:

If the Securities are not automatically called prior to the Maturity Date, the following table illustrates, for a range of hypothetical Performance Factors of the Lowest Performing Underlying on the Final Calculation Day, the hypothetical Maturity Payment Amount payable at maturity per Security (excluding the final Fixed Coupon Payment).  The Performance Factor of the Lowest Performing Underlying on the Final Calculation Day is its Ending Value expressed as a percentage of its Starting Value (i.e., its Ending Value divided by its Starting Value).

Hypothetical Performance Factor of Lowest Performing Underlying on Final Calculation Day	Hypothetical Maturity Payment Amount per Security
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
79.00%	$990.00
70.00%	$900.00
60.00%	$800.00
50.00%	$700.00
40.00%	$600.00
30.00%	$500.00
25.00%	$450.00
0.00%	$200.00

The above figures do not take into account Fixed Coupon Payments received during the term of the Securities. As evidenced above, in no event will you have a positive rate of return based solely on the Maturity Payment Amount received at maturity; any positive return will be based solely on the Fixed Coupon Payments received during the term of the Securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the Securities are not automatically called prior to the Maturity Date, the actual amount you will receive on the Maturity Date will depend on the actual Ending Value of the Lowest Performing Underlying on the Final Calculation Day. The performance of the better performing Underlyings is not relevant to the Maturity Payment Amount.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Hypothetical Payment at the Maturity Date

Set forth below are examples of calculations of the Maturity Payment Amount payable on the Maturity Date, assuming that the Securities have not been automatically called prior to the Maturity Date and assuming the hypothetical Starting Value, Threshold Value and Ending Value for each Underlying indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual Starting Value, Threshold Value or Ending Value. The hypothetical Starting Value of 100.00 for each Underlying has been chosen for illustrative purposes only and does not represent the actual Starting Value for any Underlying. The actual Starting Value and Threshold Value for each Underlying will be determined on the Pricing Date and will be set forth under “Terms of the Securities” above in the final pricing supplement. For historical data regarding the actual Fund Closing Prices of the Underlyings, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than its Starting Value, the Maturity Payment Amount is equal to the principal amount of your Securities:

	State Street® SPDR® S&P® Metals & Mining ETF	VanEck® Semiconductor ETF	iShares® Silver Trust	VanEck® Gold Miners ETF
Hypothetical Starting Value:	$100.00	$100.00	$100.00	$100.00
Hypothetical Ending Value:	$145.00	$135.00	$155.00	$125.00
Hypothetical Threshold Value:	$80.00	$80.00	$80.00	$80.00
Performance Factor (Ending Value divided by Starting Value):	145.00%	135.00%	155.00%	125.00%

Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.

In this example, the VanEck® Gold Miners ETF has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.

Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.

Since the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than its hypothetical Threshold Value, the Maturity Payment Amount would equal the principal amount.  Although the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is significantly greater than its hypothetical Starting Value in this scenario, the Maturity Payment Amount will not exceed the principal amount.

In addition to the Fixed Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $1,000 per Security plus the final Fixed Coupon Payment.

Example 2. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value but greater than its Threshold Value, the Maturity Payment Amount is equal to the principal amount of your Securities:

	State Street® SPDR® S&P® Metals & Mining ETF	VanEck® Semiconductor ETF	iShares® Silver Trust	VanEck® Gold Miners ETF
Hypothetical Starting Value:	$100.00	$100.00	$100.00	$100.00
Hypothetical Ending Value:	$90.00	$115.00	$120.00	$110.00
Hypothetical Threshold Value:	$80.00	$80.00	$80.00	$80.00
Performance Factor (Ending Value divided by Starting Value):	90.00%	115.00%	120.00%	110.00%

Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.

In this example, the State Street® SPDR® S&P® Metals & Mining ETF has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.

Since the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its hypothetical Starting Value, but not by more than the Buffer Amount, you would be repaid the principal amount of your Securities at maturity.

In addition to the Fixed Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $1,000 per Security plus the final Fixed Coupon Payment.

Example 3. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, the Maturity Payment Amount is less than the principal amount of your Securities:

	State Street® SPDR® S&P® Metals & Mining ETF	VanEck® Semiconductor ETF	iShares® Silver Trust	VanEck® Gold Miners ETF
Hypothetical Starting Value:	$100.00	$100.00	$100.00	$100.00
Hypothetical Ending Value:	$75.00	$115.00	$120.00	$110.00
Hypothetical Threshold Value:	$80.00	$80.00	$80.00	$80.00
Performance Factor (Ending Value divided by Starting Value):	75.00%	115.00%	120.00%	110.00%

Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.

In this example, the State Street® SPDR® S&P® Metals & Mining ETF has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.

Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.

Since the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its hypothetical Starting Value by more than the Buffer Amount, you would lose a portion of the principal amount of your Securities and receive the Maturity Payment Amount equal to $950.00 per Security, calculated as follows:

= $1,000 × (Performance Factor of the Lowest Performing Underlying on the Final Calculation Day + Buffer Amount)

= $1,000 × (75.00% + 20.00%)

= $950.00

In addition to the Fixed Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $950.00 per Security plus the final Fixed Coupon Payment.

These examples illustrate that you will not participate in any appreciation of any Underlying, but will be fully exposed to a decrease in the Lowest Performing Underlying if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, even if the Ending Values of the other Underlyings have appreciated or have not declined below their respective Threshold Values.

To the extent that the Starting Value, Threshold Value and Ending Value of the Lowest Performing Underlying differ from the values assumed above, the results indicated above would be different.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, each of SSGA Funds Management, Inc. (“SSGA”), the investment advisor to the XME, Van Eck Associates Corporation, the investment advisor to each of the SMH and the GDX, and BlackRock Fund Advisors (“BFA”), the investment advisor to the IGV. We refer to SSGA, Van Eck Associates Corporation and BFA as the “Investment Advisors”. The Investment Advisors which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, an Underlying. The consequences of any Investment Advisor discontinuing publication of any Underlying are discussed in “General Terms of the Securities-Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor fund. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.

The State Street® SPDR® S&P® Metals & Mining ETF

The XME seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Metals & Mining Select Industry Index (the “underlying index”). The underlying index represents the metals and mining segment sub-industry portion of the S&P® Total Market Index (“S&P TMI”), an index that measures the performance of the U.S. equity market. The XME is composed of companies that are in the metals and mining sector. The XME trades on NYSE Arca under the ticker symbol “XME.”

The XME utilizes a “sampling” investment approach in attempting to track the performance of its underlying index. The XME typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as the underlying index. The XME will normally invest at least 80% of its total assets in the common stocks that comprise the underlying index.

The shares of the XME are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, information filed with the SEC relating to the XME, including its periodic financial reports, may be found on the SEC website.

The S&P Metals & Mining Select Industry Index

This underlying index is an equal-weighted index that is designed to measure the performance of the metals and mining segment sub-industry portion of the S&P TMI. The S&P TMI includes all U.S. common equities listed on the New York Stock Exchange (including NYSE Arca), the NYSE MKT, the Nasdaq Global Select Market, and the Nasdaq Capital Market. Each of the component stocks in the underlying index is a constituent company within the metals and mining sub-industry portion of the S&P TMI.

To be eligible for inclusion in the underlying index, companies must be in the S&P TMI and must be included in the relevant Global Industry Classification Standard (GICS) sub-industry. The GICS was developed to establish a global standard for categorizing companies into sectors and industries. In addition to the above, companies must satisfy one of the two following combined size and liquidity criteria:

•float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio above 90%; or

•float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150%.

All U.S. companies satisfying these requirements are included in the underlying index. The total number of companies in the underlying index should be at least 35. If there are fewer than 35 stocks, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds above are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in the underlying index as of each rebalancing effective date.

Eligibility factors include:

•Market Capitalization: Float-adjusted market capitalization should be at least US$400 million for inclusion in the underlying index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the underlying index at each rebalancing.

•Liquidity: The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the underlying index rebalancing reference date. Stocks having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90% to be eligible for addition to the underlying index. Stocks having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to the underlying index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the underlying index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

months of trading history.

•Takeover Restrictions: At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in the underlying index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the underlying index.

•Turnover: S&P believes turnover in index membership should be avoided when possible. At times, a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the underlying index, not for continued membership. As a result, an index constituent that appears to violate the criteria for addition to the underlying index will not be deleted unless ongoing conditions warrant a change in the composition of the underlying index.

Computation of the Underlying Index

The underlying index is calculated as the underlying index market value divided by the divisor. In an equal-weighted index like the underlying index, the market capitalization of each stock used in the calculation of the index market value is redefined so that each stock has an equal weight in the index on each rebalancing date. The adjusted market capitalization for each stock in the index is calculated as the product of the stock price, the number of shares outstanding, the stock’s float factor and the adjustment factor.

A stock’s float factor refers to the number of shares outstanding that are available to investors. S&P indices exclude shares closely held by control groups from the underlying index calculation because such shares are not available to investors. For each stock, S&P calculates an Investable Weight Factor (IWF) which is the percentage of total shares outstanding that are included in the underlying index calculation.

The adjustment factor for each stock is assigned at each rebalancing date and is calculated by dividing a specific constant set for the purpose of deriving the adjustment factor (often referred to as modified index shares) by the number of stocks in the underlying index multiplied by the float adjusted market value of such stock on such rebalancing date.

Adjustments are also made to ensure that no stock in the underlying index will have a weight that exceeds the value that can be traded in a single day for a theoretical portfolio of $2 billion. Theoretical portfolio values are reviewed annually and any updates are made at the discretion of the underlying index committee, as defined below. The maximum basket liquidity weight for each stock in the underlying index will be calculated using the ratio of its three-month median daily value traded to the theoretical portfolio value of $2 billion. Each stock’s weight in the underlying index is then compared to its maximum basket liquidity weight and is set to the lesser of (1) its maximum basket liquidity weight or (2) its initial equal weight. All excess weight is redistributed across the underlying index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the underlying index has a weight greater than 4.5%. No further adjustments are made if the latter step would force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. If the underlying index contains exactly 22 stocks as of the rebalancing effective date, the underlying index will be equally weighted without basket liquidity constraints.

If a company has more than one share class line in the S&P Total Market Index, such company will be represented once by the designated listing (generally the share class with both (i) the highest one-year trading liquidity as defined by median daily value traded and (ii) the largest float-adjusted market capitalization). S&P reviews designated listings on an annual basis and any changes are implemented after the close of the third Friday in September. The last trading day in July is used as the reference date for the liquidity and market capitalization data in such determination. Once a listed share class line is added to the underlying index, it may be retained in the underlying index even though it may appear to violate certain constituent addition criteria. For companies that issue a second publicly traded share class to underlying index share class holders, the newly issued share class line will be considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

The underlying index is calculated by using the divisor methodology used in all S&P equity indices. The initial divisor was set to have a base value of 1,000 on December 17, 1999. The underlying index level is the underlying index market value divided by the underlying index divisor. In order to maintain underlying index series continuity, it is also necessary to adjust the divisor at each rebalancing. Therefore, the divisor (after rebalancing) equals the underlying index market value (after rebalancing) divided by the underlying index value before rebalancing. The divisor keeps the underlying index comparable over time and is one manipulation point for adjustments to the underlying index, which we refer to as maintenance of the underlying index.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Historical Information

The following graph sets forth the daily historical performance of the XME in the period from January 2, 2021 through May 13, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the XME’s hypothetical Threshold Value of $98.672, which is 80% of the XME’s hypothetical Starting Value of $123.34, which was its Fund Closing Price on May 13, 2026. The actual Starting Value and Threshold Value will be determined on the Pricing Date.

This historical data on the XME is not necessarily indicative of the future performance of the XME or what the value of the Securities may be. Any historical upward or downward trend in the price of the XME during any period set forth above is not an indication that the price of the XME is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the prices and trading pattern of the XME.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

The VanEck® Semiconductor ETF

The SMH is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “SMH.” The SMH seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index (“MVSMH”). For more information about the MVSMH, please see “The MVIS® US Listed Semiconductor 25 Index” below.

The SMH, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the MVSMH by investing in a portfolio of securities that generally replicates the MVSMH.

The SMH’s return may not match the return of the MVSMH for a number of reasons. For example, the SMH incurs a number of operating expenses not applicable to the MVSMH and incurs costs associated with buying and selling securities, especially when rebalancing the SMH’s securities holdings to reflect changes in the composition of the MVSMH, which are not factored into the return of the MVSMH. Transaction costs, including brokerage costs, will decrease the SMH’s net asset value to the extent not offset by the transaction fee payable by an authorized participant. Market disruptions and regulatory restrictions could have an adverse effect on the SMH’s ability to adjust its exposure to the required levels in order to track the MVSMH. Errors in the MVSMH data, the MVSMH computations and/or the construction of the MVSMH in accordance with its methodology may occur from time to time and may not be identified and corrected by the MVSMH provider for a period of time or at all, which may have an adverse impact on the SMH and its shareholders. In addition, the SMH may not invest in certain securities included in the MVSMH, or invest in them in the exact proportions in which they are represented in the MVSMH. The SMH’s performance may also deviate from the return of the MVSMH due to legal restrictions or limitations imposed by the governments of certain countries, certain listing standards of the SMH’s listing exchange, a lack of liquidity on stock exchanges in which the securities trade, potential adverse tax consequences or other regulatory reasons (such as diversification requirements). The SMH may value certain of its investments and/or other assets based on fair value prices. To the extent the SMH calculates its net asset value based on fair value prices and the value of the MVSMH is based on securities’ closing prices (i.e., the value of the MVSMH is not based on fair value prices), the SMH’s ability to track the MVSMH may be adversely affected. In addition, any issues the SMH encounters with regard to currency convertibility (including the cost of borrowing funds, if any) and repatriation may also increase tracking risk. In light of the factors discussed above, the SMH’s return may deviate significantly from the return of the MVSMH. Changes to the composition of the MVSMH in connection with a rebalancing or reconstitution of the MVSMH may cause the SMH to experience increased volatility, during which time the SMH’s index tracking risk may be heightened.

The MVIS® US Listed Semiconductor 25 Index

All information contained in this pricing supplement regarding the MVSMH, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MV Index Solutions GmbH (“MVIS”). The MVSMH was developed by MVIS and is maintained and published by MVIS. The MVSMH is calculated by Solactive AG. MVIS has no obligation to continue to publish, and may discontinue the publication of, the MVSMH.

The MVSMH is reported by Bloomberg L.P. under the ticker symbol “MVSMH.”

The MVSMH is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from semiconductors. This includes companies engaged primarily in the production of semiconductors and semiconductor equipment. The MVSMH was launched on August 12, 2011 with a base index value of 1,000 as of September 29, 2000.

Index Composition and Maintenance

The Index Universe

The index universe includes only common stocks and stocks with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing. Limited partnerships are excluded. Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on that exchange.

Only stocks that have a full market capitalization exceeding US$50 million are eligible for the index universe.

Investable Index Universe

Companies with a free-float (or shares available to foreign investors) of less than 5% for existing index components or less than 10% for new components are ineligible for inclusion.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

In addition to the above, stocks that are currently not in the MVSMH must meet the following size and liquidity requirements:

•a full market capitalization exceeding US$150 million;

•a three-month average-daily-trading volume of at least US$1 million at the current review and also at the previous two reviews; and

•at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.

For stocks already in the MVSMH the following applies:

•a full market capitalization exceeding US$75 million; and

•a three-month average-daily-trading volume of at least US$0.2 million in at least two of the latest three quarters (current review and also at previous two reviews)

•In addition, a three-month average-daily-trading volume of at least US$0.6 million at current review or at one of the previous two reviews; or

•at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.

In case the number of investable stocks drops below the minimum component number for the respective index, current components remain investable.

Only one share line of each company is eligible. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free-float market capitalization is eligible. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide for a different share line.

In case the free-float market capitalization of a non-component share line:

•exceeds the free-float market capitalization of a share line of the same company which is an index component by at least 25%; and

•fulfills all size and liquidity eligibility criteria for non-components,

•the current component share line will be replaced by the larger one. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide to keep the current share line instead.

Index Constituent Selection

The MVSMH is reviewed on a semi-annual basis in March and September.

The target coverage of the MVSMH is 25 companies from the investable universe. MVSMH constituents are selected using the following procedure:

(1)The largest 50 stocks (by full market capitalization) from the investable universe qualify.

(2)The 50 stocks are ranked in two different ways — by free-float market capitalization in descending order (the largest company receives rank “1”) and then by three-month average-daily-trading volume in descending order (the most liquid company receives rank “1”). These two ranks are added up.

(3)The 50 stocks are then ranked by the sum of their two ranks in Step 2 in ascending order. If two companies have the same sum of ranks, the larger company is placed on top.

a.Initially, the highest ranked 25 companies made up the MVSMH.

b.On-going, a 10-40 buffer is applied: the highest ranked 10 companies qualify. The remaining 15 companies are selected from the highest ranked remaining current MVSMH components ranked between 11 and 40. If the number of selected companies is still below 25, then the highest ranked remaining stocks are selected until 25 companies have been selected.

Review Schedule

The reviews for the MVSMH are based on the closing data on the last business day in February and August. If a company does not trade on the last business day in February or August, the last available price for this company will be used.

The underlying index data (e.g., new number of shares, new free-float factors and new weighting cap factors) is announced on the second Friday in March or September. The weighting cap factors are based on closing data of the Wednesday prior to the second Friday in March or September. Changes to the MVSMH are implemented and based on the closing prices of the third Friday in March or September. If the third Friday is not a business day, then the review will take place on the last business day before the third Friday. If a constituent of the MVSMH does not trade on the third Friday in March or September, then the last available price for that index constituent will be used. Changes become effective on the next business day. The component changes to the MVSMH are announced on the second Friday in March or September.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Ongoing Maintenance

In addition to the periodic reviews, the MVSMH is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the MVSMH components.

Deletions. For all corporate events that result in a stock deletion from the MVSMH, the deleted stock will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the MVSMH would drop below 20. The replacement stock will be added at the same weight as the deleted stock. Only in case the number of components drop below its minimum due to a merger of two or more index components, the replacement stock will be added with its free-float market capitalization, weighted with the capping factor of the uncapped components in the small-weight group of the weighting scheme. In all other cases (i.e., there is not replacement), the additional weight resulting from the deletion will be redistributed proportionally across all other components of the MVSMH.

Changes to Free-Float Factor and Number of Shares. Changes to the number of shares or the free-float factors due to corporate actions like stock dividends, splits, rights issues, etc. are implemented immediately and will be effective the next trading day (i.e., the ex-date). Simple share/float changes are implemented after a 3-day notice period.

Initial Public Offerings (IPOs) and Spin-Offs. An IPO stock is eligible for fast-track addition to the index universe for the MVSMH once; either at the next semi-annual review if it has been trading since at least the last trading day of the month prior to the review snapshot dates (i.e., the last trading day in February or August) or else at the then-following semi-annual review. In order to be added to the MVSMH the IPO stock has to meet the size and liquidity requirements:

•the IPO must have a full market capitalization exceeding US$150 million;

•the IPO must have a free-float factor of at least 10%;

•the IPO must have an average-daily-trading volume of at least US$1 million; and

•the IPO must have traded at least 250,000 shares per month (or per 22 days).

This rule is applicable for newly spun-off companies as well.

Changes due to Mergers & Takeovers. A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is typically one surviving stock and one or more non-surviving stocks that may not necessarily be de-listed from the respective trading system(s).

If a MVSMH component merges with or takes over another MVSMH component: The surviving stock remains in the MVSMH and the other stock is deleted immediately from the MVSMH. Its shares and float are adjusted according to the terms of the merger/takeover. The index market capitalization of the merged company corresponds to the market capitalization of the two separate companies.

If a MVSMH component merges with or takes over a non-MVSMH component: If the surviving stock meets the MVSMH requirements, then it remains in the MVSMH and its shares (if the share change is greater than 10%) and float are adjusted according to the terms of the merger/takeover. If the surviving stock does not meet the MVSMH requirements, then it is deleted immediately from the MVSMH.

If a non-MVSMH component merges with or takes over a MVSMH component: If the surviving stock meets the MVSMH requirements, then it will be added to the MVSMH (shares (if the share change is greater than 10%) and float adjusted according to the terms of the merger/takeover) and will replace the current MVSMH component. If the surviving stock does not meet the MVSMH requirements, then it will not be added to the MVSMH and the current MVSMH component is deleted immediately from the MVSMH.

Changes due to Spin-Offs. Each spin-off stock is immediately added to the MVSMH for at least two trading days. If a spin-off company does not qualify for the MVSMH, it will be deleted based on its closing price. Shares and floats of the surviving companies are adjusted according to the terms of the spin-off. In case the number of MVSMH components drops below the minimum component number and no non-component stock is eligible as a replacement, the determination of the addition is subject to MVIS’s decision.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Index Calculation

The value of the MVSMH is calculated using the Laspeyres’ formula, rounded to two decimal places, with stock prices converted to U.S. dollars:

where (for all stocks (i) in the MVSMH):

·pi = stock price (rounded to four decimal places);

·qi = number of shares;

·ffi = free-float factor (rounded to two decimal places);

·fxi = exchange rate (local currency to U.S. Dollar) (rounded to 12 decimal places);

·cfi = sector-weighting cap factor (if applicable, otherwise set to 1) (rounded to 16 decimal places);

·M = free-float market capitalization of the MVSMH; and

·D = divisor (rounded to six decimal places).

Free-Float

The MVSMH is free-float adjusted — that is, the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. At times, other adjustments are made to the share count to reflect foreign ownership limits. These are combined with the block-ownership adjustments into a single factor. To avoid unwanted double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result. Free-float factors are reviewed quarterly.

Company-Weighting Cap Factors

Companies in the MVSMH are weighted according to their free-float market capitalization, as modified by the company-weighting cap factors. The MVSMH used the company-weighting cap factors to ensure diversification to avoid overweighting. The company-weighting cap factors are reviewed quarterly and applied, if necessary. The following weighting scheme applies to the MVSMH:

(1)All MVSMH components are weighted by their free-float market capitalization.

(2)All companies exceeding 4.5% but at least the largest five and at the maximum the largest 10 companies are grouped together (so called “Large-Weights”). All other companies are grouped together as well (so called “Small-Weights“).

(3)The aggregated weighting of the Large-Weights is capped at 50%:

a.Large-Weights: If the aggregated weighting of all companies in Large-Weight exceeds 50%, then a capping factor is calculated to bring the weighting down to 50%; at the same time, a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 50%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights respectively.

b.Large-Weights: The maximum weight for any single stock is 20% and the minimum weighting is 5%. If a stock is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight will be re-distributed proportionally across all other remaining MVSMH constituents in the Large-Weights.

c.Small-Weights: The maximum weight for any single stock is 4.5%. If a stock is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight will be re-distributed proportionally across all other remaining MVSMH constituents in the Small-Weights.

Divisor Adjustments

Index maintenance (reflecting changes in, e.g., shares outstanding, capital actions, addition or deletion of stocks to the MVSMH) should not change the level of the MVSMH. This is accomplished with an adjustment to the divisor. Any change to the stocks in the MVSMH that alters the total market value of the MVSMH while holding stock prices constant will require a divisor adjustment.

where ∆MC is the difference between closing market capitalization and adjusted closing market capitalization of the MVSMH.

Data Correction

Incorrect or missing input data will be corrected immediately.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Corporate Action Related Adjustments

Corporate actions range widely from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor will be adjusted. Implementation takes place on the ex-date.

Special cash dividend pi, adjusted = pi – (Dividend x (1 – Withholding Tax))	Divisor change: Yes
Split Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Rights offering Shareholders receive “B” new shares for every “A” share held. If the subscription-price is either not available or not smaller than the closing price, then no adjustment will be done.	Divisor change: No

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Stock dividend Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Stock dividend from treasury Stock dividends from treasury are adjusted as ordinary cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.	Divisor change: Yes
Stock dividend of a different company security Shareholders receive “B” shares of a different company for every “A” share held.	Divisor change: Yes
Spin-offs Shareholders receive “B” shares of a different company for every “A” share held.	Divisor change: Yes
Addition/deletion of a company Net change in market value determines the divisor adjustment.	Divisor change: Yes

Changes in shares outstanding/free-float

Any secondary issuance, share repurchase, buy back, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the semi-annual review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (3 trading days’ notice) and implemented on a best efforts basis. If necessary and information is available, resulting float changes are taken into consideration. Share changes will not be implemented in the week between review announcement and implementation.

Divisor change: Yes
Changes due to a merger/takeover/spin-off Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.	Divisor change: Yes

With corporate actions where cash dividends or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution). The effect of the divisor adjustment is to prevent this price drop from causing a corresponding drop in the MVSMH.

Corporate actions are announced at least four days prior to implementation.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Historical Information

The following graph sets forth the daily historical performance of the SMH in the period from January 2, 2021 through May 13, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the SMH’s hypothetical Threshold Value of $457.968, which is 80% of the SMH’s hypothetical Starting Value of $572.46, which was its Fund Closing Price on May 13, 2026. The actual Starting Value and Threshold Value will be determined on the Pricing Date.

This historical data on the SMH is not necessarily indicative of the future performance of the SMH or what the value of the Securities may be. Any historical upward or downward trend in the price of the SMH during any period set forth above is not an indication that the price of the SMH is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the prices and trading pattern of the SMH.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

The iShares® Silver Trust

The SLV trades under the ticker symbol “SLV” on NYSE Arca. iShares Delaware Trust Sponsor LLC (“iShares Delaware”) is the sponsor of the SLV.  The Bank of New York Mellon is the trustee of the SLV, and JPMorgan Chase Bank, N.A., London branch is the custodian of the SLV.

The SLV seeks to reflect generally the price of silver before the payment of its expenses and liabilities. The assets of the SLV consist primarily of silver held by the custodian on behalf of the SLV. The SLV issues shares (“Shares”) in exchange for deposits of silver and distributes silver in connection with the redemption of Shares. The Shares of the SLV are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.

The SLV issues Shares in blocks of 50,000 Shares (a block of 50,000 Shares is called a “Basket”) to certain authorized participants, on an ongoing basis. Baskets are only issued or redeemed in exchange for an amount of silver determined by the trustee on each day that NYSE Arca is open for regular trading.

The Shares of the SLV represent units of fractional undivided beneficial interest in and ownership of the assets of the SLV. The SLV is a passive investment vehicle and the trustee of the SLV does not actively manage the silver held by the SLV. The trustee of the SLV sells silver held by the SLV to pay the SLV’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the SLV’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.50% of the NAV of the SLV and is payable monthly in arrears. The trustee of the SLV will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of SLV expenses or liabilities not assumed by iShares Delaware.

Information provided to or filed with the SEC by the SLV pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-268747 and 001-32863, respectively, through the SEC’s website at http://www.sec.gov. Information on that website is not included or incorporated by reference in this document. According to the SLV’s prospectus, the SLV is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder, the SLV is not a commodity pool within the meaning of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

Creation and Redemption

The SLV issues and redeems Baskets on a continuous basis. Baskets are only issued or redeemed in exchange for an amount of silver determined by the trustee on each day that NYSE Arca is open for regular trading. No Shares are issued unless the custodian has allocated to the SLV’s account (except for an unallocated amount of silver not in excess of 1,100 ounces), the corresponding amount of silver. At the creation of the SLV, a Basket required delivery of 500,000 ounces of silver. The amount of silver necessary for the creation of a Basket, or to be received upon redemption of a Basket, will decrease over the life of the SLV, due to the payment or accrual of fees and other expenses or liabilities payable by the trust. Baskets may be created or redeemed only by Authorized Participants, who pay the trustee a transaction fee for each order to create or redeem Baskets.

Valuation of Silver; Computation of NAV

On each business day, as soon as practicable after 4:00 p.m. (New York time), the trustee evaluates the silver held by the SLV and determines the NAV of the SLV and the NAV per Share. For purposes of making these calculations, a business day means any day other than a day when NYSE Arca is closed for regular trading. The trustee values the silver held by the SLV using that day’s LBMA Silver Price. LBMA Silver Price is the price per ounce, in U.S. dollars, of unallocated silver delivered in London determined by the ICE Benchmark Administration following an electronic auction consisting of one or more 30-second rounds starting at 12:00 p.m. (London time) on each day that the London silver market is open for business and published shortly thereafter. Once the value of the SLV’s silver has been determined, the trustee subtracts all accrued fees, expenses and other liabilities of the SLV from the total value of the silver and all other assets of the SLV. The resulting figure is the NAV of the SLV. The trustee determines the NAV per Share by dividing the NAV of the SLV by the number of Shares outstanding on the day the computation is made.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Historical Information

The following graph sets forth the daily historical performance of the SLV in the period from January 2, 2021 through May 13, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the SLV’s hypothetical Threshold Value of $63.48, which is 80% of the SLV’s hypothetical Starting Value of $79.35, which was its Fund Closing Price on May 13, 2026. The actual Starting Value and Threshold Value will be determined on the Pricing Date.

This historical data on the SLV is not necessarily indicative of the future performance of the SLV or what the value of the Securities may be. Any historical upward or downward trend in the price of the SLV during any period set forth above is not an indication that the price of the SLV is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the prices and trading pattern of the SLV.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

The VanEck® Gold Miners ETF

We have derived the following information from publicly available documents published by VanEck ETF Trust (the “Trust”) (or, with respect to its underlying index, NYSE Arca).

Information provided to or filed with the SEC relating to the GDX under the Securities Exchange Act of 1934, as amended, can be located by reference to its Central Index Key, or CIK, 0001137360 through the SEC’s website at http://www.sec.gov. Additional information about the GDX may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not made any independent investigation as to the accuracy or completeness of such information.

The GDX is an investment portfolio maintained, managed and advised by the Trust. The GDX is an exchange traded fund that trades on NYSE Arca under the ticker symbol “GDX.” The GDX seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MarketVector Global Gold Miners Index (the “underlying index”). The underlying index is comprised of publicly traded companies primarily involved in the gold and silver mining industries. The GDX utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the underlying index by investing in a portfolio of securities that generally replicates the underlying index. The GDX will normally invest at least 80% of its total assets in common stocks that comprise the underlying index.

Prior to the close of trading on September 19, 2025, the GDX tracked the NYSE® Arca Gold Miners Index®.

The Underlying Index

The underlying index is a thematic index tracking the performance of companies involved in the gold and silver mining industries. The underlying index is calculated, maintained and published by MarketVector, the index sponsor. The underlying index was launched on June 3, 2025 with a base index value of 1,000.00 as of April 30, 2006.

The underlying index is reported by Bloomberg L.P. under the ticker symbol “MVGDXTR.”

The Index Universe

The underlying index only includes companies with at least 50% (25% for current components) of their:

•revenues from gold and/or silver mining, royalties, and/or streaming; and/or

•mining mineral resources from gold and/or silver.

The index universe will include only common securities and securities with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing, excluding limited partnerships.

Due to certain restrictions security listings on exchanges in the following countries do not qualify for the index universe: Bahrain, China (domestic market), India, Kuwait, Luxembourg, Oman, Qatar, Russia, Saudi Arabia, United Arab Emirates, and Vietnam. Furthermore, securities listed on the following exchanges or exchange segments are not eligible for this index: Paris Euronext Auction, Hamburger Boerse, Boerse Berlin, Oslo Euronext Growth, London Stock Exchange (AIM, AIMI, ASQ1, ASQ2, ASX1, ASXN, SFM2, SFM3, SSQ3, SSX3, SSX4, EQS). Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on this exchange.

Investable Index Universe

Market Capitalization and Liquidity Criteria

Securities must meet the following size and liquidity requirements to be included in the investable universe. If composite country volume data exists, it will be used to identify the investable universe.

All of the following applies for securities that are currently not included in the underlying index:

•free-float of at least 10%;

•full market capitalization exceeding USD $150 million;

•a three-month average daily trading volume of at least USD $1 million at the current quarter and at the previous two quarters; and

•at least 250,000 shares traded per month over the last six months at the current quarter and at the previous two quarters.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

All of the following applies for securities already in the underlying index:

•free-float of at least 5%;

•a full market capitalization exceeding USD $75 million; and

•a three-month average daily trading volume of at least USD $200,000 in at least two of the latest three quarters (current quarter and at the previous two quarters).

In addition, at least one of the following applies for securities already in the underlying index:

•a three-month average daily trading volume of at least USD $600,000 at the current quarter or at one of the previous two quarters; or

•at least 200,000 shares traded per month over the last six months at the current quarter or at one of the previous two quarters.

Initial Public Offerings, Special Purpose Acquisition Companies, and Spin-Offs

Modified investability rules are applied for a recent initial public offering (“IPO”), spin-offs and postmerger/acquisition special purpose acquisition companies (“SPACs”). Such companies qualify for fast track addition to the investable universe once; either at the next regularly scheduled review if it has been trading since at least the last trading day of the month two months prior to the review month or else at the following regularly scheduled review. In order to be added to the underlying index the IPO security has to meet all of the following size and liquidity requirements:

•the IPO must have a full market capitalization exceeding USD $150 million;

•the IPO must have a free-float factor of at least 10%;

•the IPO must have an average daily trading volume of at least USD $1 million; and

•the IPO must have traded at least 250,000 shares per month (or per 22 days).

This rule is applicable for newly spun-off companies and post-merger/acquisition SPACs (using the merger/acquisition date like an IPO date) as well.

Eligibility Universe

Share Class

One share class of each company in the investable universe is included in the eligible universe. In case more than one share class fulfills the above specified market capitalization and liquidity rules, only the largest share class by free-float market capitalization qualifies for the eligible universe. In exceptional cases (e.g. significantly higher liquidity), MarketVector can decide for a different share class.

In case the free-float market capitalization of a currently not included share class of an index component exceeds the free-float market capitalization of the currently selected share class by at least 25% and fulfills all market capitalization and liquidity eligibility criteria for non-components the currently selected share class will be replaced by the larger one.

In exceptional cases (e.g. significantly higher liquidity), MarketVector can decide to keep the current share class instead.

Pricing Source

For each company in the investable universe one pricing source qualifies for the eligible universe. In cases where a company has multiple listings (e.g. ADRs, GDRs, or listings on markets other than in the home country), the price sources will be selected to the eligible universe in the following order:

1.US price source;

2.UK price source- London Stock Exchange International Order Book only;

3.Home-market price source;

4.Most liquid foreign-market price source.

Once a company has qualified for the investable universe, only the most liquid single exchange price source within the country qualifies for the eligible universe. In exceptional cases, MarketVector can assign alternative pricing sources.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Index Review

Review Schedule

Components of the underlying index are reconstituted and rebalanced on a quarterly basis in March, June, September, and December according to the following schedule:

1.The eligible universe and component selection is determined based on the closing data on the last business day in February, May, August, and November. If a security does not trade on the last business day in February, May, August, or November, the last available price for this security will be used.

2.Component weights are determined based on closing data as of the Wednesday prior to the second Friday of March, June, September, and December. If a security does not trade on the Wednesday prior to the second Friday of March, June, September, and December, the last available closing data for this security will be used.

3.The underlying review and rebalance data (i.e. weights, shares outstanding, free-float factors, and new weighting cap factors) is announced on the second Friday of March, June, September and December.

4.Changes will be implemented and based on the closing prices as of the third Friday of March, June, September, and December. If the third Friday is not a business day, the review will take place on the last business day before the third Friday. If a security does not trade on the third Friday of March, June, September, or December, then the last available price for this security will be used. Changes become effective on the next index dissemination day.

Selection Procedure

Upon an index reconstitution, securities included in the eligible universe are selected to the underlying index based on the following procedure. The underlying index targets a coverage of 90% of the free-float market capitalization of the eligible universe with a minimum of 25 components.

1.All securities in the eligible universe are sorted in terms of free-float market capitalization in descending order.

2.Securities covering the top 85% of the free-float market capitalization of the eligible universe qualify for selection.

3.Current components between 85% and 98% of the free-float market capitalization of the eligible universe also qualify for selection.

4.If the coverage is still below 90% of the free-float market capitalization of the eligible universe or the number of components in the underlying index is still below 25, the largest remaining securities will be selected until both the target coverage and minimum number of components are reached.

5.In case the number of eligible securities is below the minimum of 25, additional securities are added by MarketVector’s decision until the number of securities selected to the underlying index reaches the minimum of 25 components.

Weighting Scheme

Upon an index rebalance, components selected to the underlying index will be weighted according to a modified float-adjusted market cap weighting strategy:

1.All index components are weighted by their free-float market capitalization.

2.All components with more than 50% exposure to gold-related activities that exceed 4.5% in weight but at least the largest five and at the maximum the largest 9 of these components are grouped together (so called “Large-Weights”). All other components are grouped together as well (so called “Small-Weights”).

3.The aggregated weighting of the Large-Weights is capped at 45%:

•Large-Weights: If the aggregated weighting of all components in Large-Weight exceeds 45%, then a capping factor is calculated to bring the weighting down to 45%- at the same time a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 55%. These two factors are then applied to all components in the Large-Weights or the Small-Weights respectively.

•Large-Weights: The maximum weight for any single security is 20% and the minimum weighting is 5%. If a security is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Large-Weights.

•Small-Weights: The maximum weight for any single security is 4.5%. If a security is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Small-Weights.

In case the aggregated weight of all index components with less than 50% exposure to gold-related activities exceeds 20%, a weighting cap factor will be applied to ensure the aggregated weight of such index components does not exceed 20%. The excess weight shall be proportionally redistributed among the uncapped index components with more than 50% exposure to gold-related activities within the Small-Weights.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Index Maintenance

Changes to Free-Float Factors and Number of Shares

Changes to the number of shares or the free-float factors due to corporate actions like stock dividends, splits, rights issues, spin-offs etc. are implemented immediately and will be effective the next trading day (i.e., the ex-date). Any secondary issuance, share repurchase, buyback, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the quarterly review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (three trading days notice) and implemented on the first dissemination day of the following month (on a best effort basis). If necessary and information is available, resulting float changes will be taken into consideration.

Changes due to Mergers & Takeovers

A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is typically one surviving security and one or more non-surviving securities that may not necessarily be delisted from the respective trading system(s). The following treatments are applied for mergers and takeovers containing stock terms:

•If an index component merges with or takes over another index component: The surviving security remains in the underlying index and the other security is deleted immediately from the underlying index. Its shares and float are adjusted according to the terms of the merger/takeover. The index market capitalization of the merged company corresponds to the market capitalization of the two separate companies.

•If a non-index component merges with or takes over an index component:

-If the surviving security meets the eligible index universe requirements, it will be added to the underlying index. Its shares and float will be adjusted according to the terms of the merger/takeover and will replace the current index component.

-If the surviving security does not meet the eligible index universe requirements, it will not be added to the underlying index and the current index component will be deleted immediately from the underlying index. The following treatments are applied for mergers and takeovers with cash terms only:

•If a non-index component merges with or takes over an index component:

-The index component will be deleted.

Changes due to Spin-Offs

The spun-off company will be added to the underlying index where the parent company is an index constituent according to the transaction terms, with a price of zero, on the ex-date. If the spun-off does not start trading on the ex-date, a fixed indicative price will be used until the first trading day. If an indicative price is not possible to be calculated, the spun-off company will be added with a price of zero to the underlying index. If the spun-off does not qualify for the underlying index, it will be deleted after two trading days based on its respective closing price.

Additions due to Replacements

On an ongoing basis, for all corporate events that result in a security deletion from the underlying index, the deleted security will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the underlying index would drop below 20. The replacement security will be added at the same weight as the deleted security. Only in case the number of components drops below its minimum due to a merger of two or more index components, the replacement security will be added with its uncapped free-float market capitalization weight.

In all other cases, i.e. there is no replacement. The additional weight resulting from the deletion will be redistributed proportionally across all other index constituents.

In case the number of index components drops below the minimum component number and no non-component security is eligible as a replacement, the determination of the addition is subject to MarketVector’s decision.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Index Calculation

The underlying index is calculated using the Laspeyres’ formula:

Where (for all securities (i) in the underlying index):

pi = security price,

qi = number of shares,

f fi = free-float factor,

fxi = exchange rate (local currency to index currency),

cfi = weighting cap factor (if applicable, otherwise set to 1),

M = free-float market capitalization of the underlying index,

D = divisor.

Divisor Adjustments

Index maintenance, reflecting changes in shares outstanding, capital actions, addition or deletion of securities to the underlying index, should not change the level of the underlying index. This is accomplished with an adjustment to the divisor. Any change to the securities in the underlying index that alters the total market value of the underlying index while holding security prices constant will require a divisor adjustment.

Where ∆MC is the difference between closing and adjusted closing market capitalization of the underlying index.

Free-Float

The underlying index is free-float adjusted—the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. At times, other adjustments are made to the share count to reflect foreign ownership limits or sanctions. These are combined with the block-ownership adjustments into a single factor. To avoid unwanted double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result. Free-float factors are reviewed quarterly.

Corporate Action Related Adjustments

Corporate actions range widely from routine share issuances or buybacks to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor will be adjusted.

pi = security price;

qic = number of shares,

Type of Corporate Action	Treatment	Divisor Adjustment
Cash dividend	(In total return gross indexes the withholding tax is 0)	Yes
Special cash dividend	(In total return gross indexes the withholding tax is 0)	Yes
Split	Shareholders receive ‘B’ new shares for every ‘A’ share held.	No
Rights Offering	Shareholders receive ‘B’ new shares for every ‘A’ share held. If the subscription-price is either not available or not smaller than the closing price, no adjustment will be made.	Yes

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Stock dividend (withholding taxes are applied, if applicable)	Shareholders receive ‘B’ new shares for every ‘A’ share held.	No
Stock dividend from treasury (withholding taxes are applied, if applicable)	Stock dividends from treasury are adjusted as ordinary cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.	Yes
Stock dividend of a different company security (withholding taxes are applied, if applicable)	The shares of the different company will be added according to the terms.	No
Addition/Deletion of a company	Net change in free-float market value determines the divisor adjustment.	Yes
Changes due to a merger/takeover	Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.	Yes
Spin-offs	Shareholders receive ‘B’ new shares for every ‘A’ share held.	No
Changes in shares outstanding	Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.	Yes

With corporate actions where cash dividends or other corporate assets are distributed to shareholders, the price of the security will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution). The effect of the divisor adjustment is to prevent this price drop from causing a corresponding drop in the underlying index.

Corporate actions are announced at least four days prior to implementation.

Data Correction and Disruptions

Incorrect or missing input data will be corrected immediately.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Historical Information

The following graph sets forth the daily historical performance of the GDX in the period from January 2, 2021 through May 13, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the GDX’s hypothetical Threshold Value of $76.984, which is 80% of the GDX’s hypothetical Starting Value of $96.23, which was its Fund Closing Price on May 13, 2026. The actual Starting Value and Threshold Value will be determined on the Pricing Date.

This historical data on the GDX is not necessarily indicative of the future performance of the GDX or what the value of the Securities may be. Any historical upward or downward trend in the price of the GDX during any period set forth above is not an indication that the price of the GDX is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the prices and trading pattern of the GDX.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

Structuring the Securities

The Securities are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. Any payments on the Securities, including payment of the Redemption Amount, depend on the credit risk of BofA Finance and BAC and on the performance of the Underlyings. As is the case for all of our and BAC’s respective debt securities, including our market-linked securities, the economic terms of the Securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked securities result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of securities at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Securities, along with the fees and charges associated with market-linked securities, typically results in the initial estimated value of the Securities on the Pricing Date being less than their public offering price.

The initial estimated value range of the Securities is set forth on the cover page of this preliminary pricing supplement.  The final pricing supplement will set forth the initial estimated value of the Securities as of the Pricing Date.

In order to meet our payment obligations on the Securities, at the time we issue the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Securities and the hedging arrangements. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Selected Risk Considerations” beginning on page PS-9 above and “Use of Proceeds” on page 15 of the accompanying prospectus.

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the State Street® SPDR® S&P® Metals & Mining ETF, the VanEck® Semiconductor ETF, the iShares® Silver Trust and the VanEck® Gold Miners ETF due June 4, 2029

U.S. Federal Income Tax Summary

You should consider the U.S. federal income tax consequences of an investment in the Securities, including the following:

•There is no statutory, judicial, or administrative authority directly addressing the characterization of the Securities.

•You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the Securities for all tax purposes with respect to the Underlyings as a unit (a “Unit”) consisting of (i) a put option (the “Put Option”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based upon the performance of the Underlying Stock; and (ii) a deposit with us of a fixed amount of cash, equal to the issue price of the note, to secure your obligation under the Put Option (the “Deposit”) that pays you interest based on our cost of borrowing at the time of issuance (the “Deposit Interest”). In the opinion of Sidley Austin LLP, our tax counsel, the U.S. federal income tax characterization and treatment of the Securities described herein is a reasonable interpretation of current law.

•Based on the treatment of each Security as a Unit consisting of the Put Option and the Deposit, it would be reasonable to allocate each Fixed Coupon Payment between the Deposit and the Put Option and treat [*]%  of each Fixed Coupon Payment as Deposit Interest and [*]% of each Fixed Coupon Payment as Put Option premium. The actual allocation will be determined on the trade date and will be set forth in the final pricing supplement. Under this approach, it would be reasonable to allocate 100% of the issue price of a Security to the Deposit and none to the Put Option.

•The Deposit Interest payments will be included in the income of a U.S. Holder (as defined in the prospectus) as interest at the time that such interest is accrued or received in accordance with such U.S. Holder’s regular method of tax accounting. The Put Option premium will not be included in the income of a U.S. Holder until the sale, exchange, redemption or maturity of the Securities. Accordingly, all of the Put Option premium payments on the Securities (except for the last Put Option premium payment) generally will not be included in the income of a U.S. Holder when they are received.

•Under this characterization and tax treatment of the Securities, a U.S. Holder (as defined on page 76 of the accompanying prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the Securities prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the Securities for more than one year.

•No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

•Assuming the treatment of the Security treated as a Put Option and Deposit is respected, Fixed Coupon Payments with respect to a Security, and gain realized on the sale, exchange or redemption of such Security, should not be subject to U.S. federal income or withholding tax under current law, provided that the Non-U.S. Holder meets certain requirements (as described in more detail on PS-54 of the accompanying product supplement).

•Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the accompanying product supplement), if any, will not apply to Securities that are issued as of the date of this pricing supplement unless such Securities are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.